John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK CONFERENCE ON JULY 27, 2010

New York, N.Y., July 21, 2010 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Keefe Bruyette & Woods 2010 Community Bank Conference, which will be held later this month at the Waldorf-Astoria Hotel in New York City. The Sterling Bancorp presentation will take place on Tuesday, July 27, 2010 at 9:30 a.m. Eastern Daylight Time.

The Sterling Bancorp presentation will be simultaneously webcast and can be accessed via the Company’s website at http://www.sterlingbancorp.com. The presentation will be archived for 180 days. A copy of the Sterling Bancorp presentation for the conference also will be available on the Company’s website beginning on July 27, 2010.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, international trade financing, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages and trust and custodial account services.

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